UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 28 , 2011

Commission File Number:  00049806

First PacTrust Bancorp, Inc.
(Exact name of small business issuer as specified in its charter)

Maryland
(State or other jurisdiction of incorporation or organization)
043639825
(IRS Employer Identification No.)

610 Bay Boulevard, Chula Vista, California 91910
(Address of principal executive offices)

619-691-1519
(Registrant's Telephone number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On June 28, 2011, First PacTrust Bancorp, Inc. (the "Company") announced the closing of its previously announced underwritten public offering of 1,583,641 shares of its voting common stock at a price to the public of $15.50 per share ($14.6475 per share, net of underwriting discounts and commissions) for gross proceeds of approximately $24.5 million. The Company has granted the underwriters a 30-day option to purchase up to an additional 237,546 shares of common stock to cover over-allotments, if any, at the offering price for potential additional gross proceeds of approximately $3.7 million.

Additionally, pursuant to existing contractual rights, St. Cloud Capital Partners II, L.P. and TCW Shared Opportunities Fund V, L.P., each an existing shareholder of the Company (the "Existing Investors"), purchased from the Company in a separate registered offering made directly to them by the Company, an aggregate of 207,360 shares of the Company's voting common stock at a price of $14.6475 per share (the same price per share as offered to the public in the underwritten public offering, net of underwriting discounts and commissions), for gross proceeds of approximately $3.0 million. If and to the extent the underwriters exercise their over-allotment option, the Existing Investors have agreed to purchase from the Company an aggregate of up to 31,104 additional shares of the Company's voting common stock, for potential additional gross proceeds of approximately $456,000, with the percentage of such additional shares to be purchased by them equal to the same percentage of the over-allotment option exercised by the underwriters.

A copy of the press release issued by the Company announcing the closing of the offerings is attached to this report as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

99.1 Press release dated June 28, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

First PacTrust Bancorp, Inc.

Date:   June 28, 2011
By:	/s/ James P. Sheehy

Name: James P. Sheehy
Title: Executive Vice President - Secretary

Exhibit Index

Exhibit No.	Description
EX-99.1	Press release dated June 28, 2011